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EXHIBIT 10.8

                                SEVERANCE POLICY

                           RHYTHMS NETCONNECTIONS INC.

An EMPLOYEE whose EMPLOYMENT with the COMPANY is terminated by the Company, on an INVOLUNTARY NO FAULT basis, shall be entitled to receive the following SEVERANCE BENEFITS:

1. In lieu of notice, an Employee shall be entitled to two weeks of BASE COMPENSATION payable in accordance with the Company's normal and customary payroll practices.

2. In addition to the Base Compensation described in 1. above, upon executing and delivering a GENERAL RELEASE to the Company, Employees shall be entitled to receive SEVERANCE. The amount of Severance shall be as follows:

     a. Employees (other than OFFICERS) who have been employed with the Company for twenty four (24) full calendar months or less (starting with the DATE OF HIRE, as reflected in the Company's records) as of the Termination Date shall be entitled to receive two (2) weeks of Base Compensation.

     b. Employees (other than Officers) who have been employed with the Company for more than twenty four (24) full calendar months (starting with the Date of Hire, as reflected in the Company's records) as of the Termination Date shall be entitled to receive four (4) weeks of Base Compensation.

     c. Officers (other than EXECUTIVE OFFICERS) shall be entitled to receive eleven (11) weeks of Base Compensation, regardless of their length of Employment with the Company.

     d. Executive Officers shall be entitled to receive fifty (50) weeks of Base Compensation, regardless of their length of Employment with the Company.

3. In addition to the Base Compensation and Severance payments described in 1. and 2. above, each Employee whose Employment with the Company is terminated by the Company shall be entitled to be paid (a) the accrued balance in the Employee's account under the Company's PTO PLAN as of the Termination Date,
     (b) the cash balance in the Employee's "book account" under the Company's ESPP as of the Termination Date, (c) the balance in the Employee's account under the Company's 401K PLAN as of the Termination Date, if the Employee properly elects to rollover such balance to another plan or to receive a distribution of such balance, and (d) accrued and unpaid Base Compensation, if any, owed as of the Termination Date, in all cases in accordance with the terms and conditions set forth in the PTO Plan, ESPP, 401K Plan, or as shown in the Company's payroll records, as the case may be.

4. Notwithstanding anything herein to the contrary, (a) if an Employee's offer letter from, or employment agreement with, the Company provides for severance benefits that are more favorable to the Employee than the Severance Benefits described in this Severance Policy,
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     the terms of the Employee's offer letter or employment agreement, as the case may be, shall govern, and (b) if the Severance Benefits described in this Severance Policy are more favorable to the Employee than the severance benefits provided for in an Employee's offer letter from, or employment agreement with, the Company, the terms of this Severance Policy shall govern.

5. The Company reserves the right, in its sole and absolute discretion, to pay or agree to pay to selected Employees or groups of Employees EXCESS BENEFITS in connection with the termination of their Employment; provided, however, that nothing herein shall (a) entitle any Employee to receive any Excess Benefits or (b) require the Company to treat similarly situated Employees similarly under this Severance Policy or otherwise. Past examples of such discretionary additional payments include reimbursement for COBRA benefits for affected Employees with current and potentially disabling medical conditions and additional severance amounts to compensate for partially completed bonus periods.

6. The Company reserves the right, in its sole and absolute discretion, to change, modify or amend the terms of this Severance Policy at any time, including, but not limited to, terminating this Severance Policy, in its entirety; provided, however, that any change, modification or amendment to this Severance Policy shall only apply to those Employees whose Termination Date occurs after the effective date of such change, modification or amendment.

7. Nothing in this Severance Policy shall confer upon any Employee any right to continue in the employ of the Company for any period of specific duration or otherwise interfere with or otherwise restrict in any way the rights of the Company or the Employee, which rights are hereby expressly reserved by each, to terminate such Employee's service at any time for any reason, with or without cause.

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DEFINED TERMS:

1. BASE COMPENSATION means (a) base salary for exempt bonused Employees, (b) regularly scheduled hours, not to exceed forty hours (40) hours, of compensation at the base rate for non-exempt Employees and (c) regular draw, plus 70% of target commission, for commissioned Employees, as shown on the Company's books and records as of the Employee's Termination Date.

2.   COMPANY means Rhythms NetConnections Inc.

3. DATE OF HIRE means the date first worked by a new Employee, as reflected in the Company's payroll records.

4. EMPLOYEE means any full-time or part-time (as so treated in the Company's payroll records) employee of the Company or any of the Company's wholly-owned corporate subsidiaries.

5. EMPLOYMENT means employment as an Employee for payroll purposes, and shall not include independent contractors, consultants, directors, partners or other third-party relationships that are not considered "employment" for payroll purposes.
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6.   ESPP means the Company's 1999 Employee Stock Purchase Plan, as amended.

7. EXCESS BENEFITS means any and all severance benefits paid, or agreed to be paid, by the Company to an Employee in excess of the Severance payable under this Severance Policy.

8. EXECUTIVE OFFICERS means Executive Vice Presidents, Senior Vice Presidents, the President, the Chief Information Officer, the Chief Financial Officer, Chief Legal Counsel and the Chief Executive Officer.

9. 401K PLAN means the Company's 401K Plan, as described in the Company's Plan Summary Booklet - Rhythms NetConnections Inc. 401K Savings Plan.

10. GENERAL RELEASE means the Company's standard form of employee general release, in effect as of the Employee's termination Date, or such other form of general release as mutually agreed to by the Company and the Employee.

11. INVOLUNTARY NO FAULT basis means termination of the Employee's Employment by the Company as a result of (a) elimination of the Employee's position by the Company, (b) a reduction in force by the Company or (c) a downsizing of department(s) by the Company.

12. OFFICERS means all Vice Presidents, including Area and Regional Vice Presidents, Executive Officers and any other persons legally designated as officers of the Company.

13. PTO PLAN means the Company's Paid Time Off (PTO) Plan, as described in the Employee Policies Section of the Company's Intranet "The Beat."

14.  SEVERANCE means the benefits described in Section 2. Of this Severance
     Policy.

15. SEVERANCE BENEFITS means all of the benefits provided in this Severance Policy.

16. TERMINATION DATE means the date that an Employee's employment with the Company terminates for payroll purposes.